UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
Oil States International, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 9, 2023
At 9:00 A.M. Central Daylight Time
This Proxy Statement Supplement (the “Supplement”) amends and supplements the definitive proxy statement of Oil States International, Inc. (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2023 (the “Proxy Statement”) in connection with the Company’s 2023 Annual Meeting of Stockholders to be held on May 9, 2023, at 9:00 a.m. central daylight time (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to stockholders on or about April 11, 2023.
This Supplement clarifies the voting standard and effect of broker non-votes regarding “Item 5: Approval of the Amended and Restated Certificate of Incorporation” (“Item 5”). The Proxy Statement stated that approval of Item 5 requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. The Proxy Statement additionally stated that for purposes of the vote to approve Item 5, broker non-votes are not counted as votes with respect to Item 5 and, therefore, will not affect the outcome of the vote on Item 5. However, the required vote to approve Item 5 is the affirmative vote of a majority of the outstanding shares entitled to vote thereon. Accordingly, to the extent there are any broker non-votes on Item 5, such broker non-votes will have the same effect as a vote against Item 5.
To clarify the above, this Supplement hereby revises the Proxy Statement as follows:
•The subsection entitled “Vote Required” of the section entitled “ITEM 5: Approval of the Amended and Restated Certificate of Incorporation” in the Proxy Statement is revised to read in its entirety as follows:
“Vote Required
Approval requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon. For purposes of the vote to approve the Amended and Restated Certificate of Incorporation, broker non-votes and abstentions will each have the same effect as a vote against the proposal.”
•The last sentence of the second to last paragraph of the section entitled “Quorum and Voting Rights” in the Proxy Statement is revised to read in its entirety as follows:
“For purposes of voting on the Approval of the Amended and Restated Certificate of Incorporation, abstentions and broker non-votes will have the same effect as a vote against the proposal.”
Except as specifically described herein, all information in the Proxy Statement remains unchanged and no other updates have been made to the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.
If you have already voted, you do not need to take any action unless you wish to change your vote. This Supplement does not change the Items to be acted upon at the Annual Meeting, which are described in the Proxy Statement.